                                                                      EXHIBIT 5





                        [LETTERHEAD OF SACHNOFF & WEAVER]


                                             May 18, 1998




Hyseq, Inc.
670 Almanor Avenue
Sunnyvale, California 94086

         Re:      Registration Statement on Form S-8
                  Hyseq, Inc. Non-Employee Director Stock Option Plan and Hyseq, Inc. Stock Option Agreements

Gentlemen:

         We have acted as counsel for Hyseq, Inc. (the "Company") in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission to effect the registration, pursuant to the Securities Act of 1933, of 734,392 shares of common stock, $0.001 par value (the "Common Stock"), which may be offered by the Company under the above-referenced Plan and Agreements.

         In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and statements of directors, officers and employees of, and the accountants for, the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including the Plan and Agreements. In addition, we have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

         We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such

Hyseq, Inc.
May 18, 1998
Page 2


documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

         Based upon and subject to the foregoing, we advise you that, in our opinion, the shares of Common Stock proposed to be offered by the Company as set forth in the Registration Statement have been duly authorized and, when issued and sold as set forth in the Registration Statement, and in accordance with the Hyseq, Inc. Non-Employee Director Stock Option Plan and Hyseq, Inc. Stock Option Agreements referred to in the Registration Statement, such shares will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

         We express no opinions as to matters under or involving any laws other than the Federal laws of the United States of America and the General Corporation Law of the State of Nevada.


                                              Very truly yours,

                                              /s/ SACHNOFF & WEAVER, LTD.

                                              SACHNOFF & WEAVER, LTD.